FOR FURTHER INFORMATION:
Financial Relations Board Leslie Loyet (312) 640-6672 lloyet@frbir.com	Specialty Underwriters’ Alliance, Inc. Scott Goodreau (888) 782-4672 sgoodreau@suainsurance.com

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 27, 2007

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. REPORTS HIGHEST QUARTER OF WRITTEN PREMIUMS OF $46M; 2006
WRITEN PREMIUMS OF $153M; AND 2006 NET INCOME OF $0.55 PER SHARE

CHICAGO – February 27, 2007 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) today announced financial results for the fourth quarter and year ended December 31, 2006.

Highlights for the year ended December 31, 2006 include:

•	Gross written premium growth of 69.1 percent to $153.2 million;

•	Total 2006 revenues of $117.3 million compared with $30.2 million in 2005;

•	Net income in 2006 of $8.4 million compared with a net loss of $18.0 million in 2005;

•	Earnings per share of $0.55 versus a loss of $1.22 per share for the prior year; and

•	A net loss and loss adjustment expense ratio of 56.5 percent for 2006 compared to 71.8 percent for 2005.

Gross written premiums were $46.0 million for the fourth quarter of 2006, an increase of 59.2 percent from $28.9 million in the fourth quarter of 2005. Gross written premiums grew 69.1 percent to $153.2 million in 2006.

Earned premiums for the year ended December 31, 2006 were $110.9 million, an increase of approximately 317 percent from earned premiums of $26.6 million for the year ended December 31, 2005. Earned premiums were $30.7 million for the quarter, up 107.4 percent from last year’s comparable quarter of $14.8 million.

Net loss and loss adjustment expense was $62.7 million for the year ended December 31, 2006, compared to $19.1 million for the year ended December 31, 2005. For the fourth quarter, net loss and loss adjustment expense was $16.0 million, versus $9.9 million for the fourth quarter of 2005.

Total expenses for the year ended December 31, 2006 were $108.6 million, consisting of net loss and loss adjustment expense of $62.7 million, amortization of deferred acquisition expense of $25.6 million and other operating expense of $20.3 million. Other operating expense consisted of $6.1 million of salaries and benefit costs (excluding $4.4 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $4.2 million of professional and consulting fees, $2.6 million of depreciation and amortization and $7.4 million of other expenses.

Total expenses for the year ended December 31, 2005 were $48.2 million. Total expenses consisted of net loss and loss adjustment expense of $19.1 million, amortization of deferred acquisition expense of $6.1 million and other operating expense of $23.0 million. Other operating expense consisted of $5.2 million of salaries and benefit costs (excluding $2.9 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $3.0 million of professional and consulting fees, $1.8 million of depreciation and amortization, $4.2 million of other expenses and service company fees of $8.8 million.

Total expenses for the quarter ended December 31, 2006 were $29.7 million, consisting of net loss and loss adjustment expense of $16.0 million, amortization of deferred acquisition expense of $8.2 million and other operating expense of $5.5 million. Other operating expense consisted of $1.9 million of salaries and benefit costs (excluding $1.2 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $1.1 million of professional and consulting fees, $0.8 million of depreciation and amortization and $1.7 million of other expenses.

Total expenses for the quarter ended December 31, 2005 were $20.4 million. Total expenses consisted of net loss and loss adjustment expense of $9.9 million, amortization of deferred acquisition expense of $4.0 million and other operating expense of $6.5 million. Other operating expense consisted of $1.8 million of salaries and benefit costs (excluding $0.9 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $1.2 million of professional and consulting fees, $0.5 million of depreciation and amortization, $0.8 million of other expenses and service company fees of $2.2 million.

Net income for 2006 was $8.4 million compared to a net loss of $18.0 million for 2005. Diluted earnings per share for 2006 were $0.55 compared to diluted loss per share of $1.22 for 2005. The company reported net income of $2.9 million for the fourth quarter of 2006 compared to a net loss of $4.7 million for the fourth quarter of 2005. Diluted earnings per share were $0.18 for the fourth quarter of 2006 compared to diluted loss per share of $0.32 for the fourth quarter of 2005.

As of December 31, 2006, the company reported investments of $164.1 million, total assets of $363.3 million, total liabilities of $249.3 million and shareholders’ equity of $114.0 million. Book value per share was $7.42 and tangible book value per share was $6.72. As of December 31, 2005, the company reported investments of $103.0 million, total assets of $277.2 million, total liabilities of $176.4 million and shareholders’ equity of $100.8 million. Book value per share for 2005 was $6.76 and tangible book value per share was $6.04.

Courtney Smith, president and chief executive officer, stated “We are extremely pleased with our fourth quarter written premium, the largest quarter in our history, as well as our full year written premium. The reduction in earned premium and net income for the fourth quarter reflects interim and final client employer payroll adjustments, as well as mid-term cancellations on certain larger workers’ compensation policies.”
Smith concluded, “We are pleased with our results in 2006. Our written premium and profit grew considerably for the year. We maintained our focus on expense control and underwriting and claims discipline. Finally, our infrastructure build-out is nearing completion. This investment in a state-of-the-art system will lead to greater efficiencies, better information management, and tighter underwriting and claims control. Although the insurance industry in general is softening, we are encouraged by the trends in our specific customer classes and expect greater success in 2007 for SUA and its investors.”

Conference Call Details
SUA will host a conference call on Wednesday, February 28, 2007 at 9:30 a.m. Central Time to discuss fourth quarter results. Interested parties may access a live webcast by going to the “Investor Relations” page of SUA’s website at www.suainsurance.com or by calling 866-700-6293.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Financial Tables Follow

Summary Financial Data
(in millions, except for per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Results of operations
Gross written premiums	$46.0	$28.9	$153.2	$90.6
Net written premiums	$43.4	$25.9	$142.1	$85.2
Earned premiums	$30.7	$14.8	$110.9	$26.6
Net investment income	1.9	0.9	6.1	3.6
Net realized gain (loss)	—	—	0.3	—

Total revenues	32.6	15.7	117.3	30.2

Net loss and loss adjustment expense	16.0	9.9	62.7	19.1
Amortization of deferred acquisition costs	8.2	4.0	25.6	6.1
Service company fees	—	2.2	—	8.8
Other operating expenses	5.5	4.3	20.3	14.2

Total expenses	29.7	20.4	108.6	48.2

Pre-tax income	3.0	(4.7)	8.7	(18.0)

Federal income tax (expense)	(0.1)	—	(0.3)	—

Net income (loss)	$2.9	$(4.7)	$8.4	$(18.0)

Key ratios
Net loss and loss adjustment expense ratio	52.0%	66.7%	56.5%	71.8%
Ratio of amortization of deferred acquisition costs to earned premiums	26.7%	26.9%	23.1%	23.0%
Ratio of all other expenses to gross written premiums	11.9%	22.3%	13.2%	25.3%
Net income(loss) per share
Basic and diluted	$0.18	$(0.32)	$0.55	$(1.22)
Average common shares outstanding (basic and diluted)	15.4	14.9	15.2	14.8

Summary Financial Data
(in millions, except for per share data)
	As of December 31,
Financial Condition	2006	2005
Investments	$164.1	$103.0
Total assets	$363.3	$277.2
Loss and loss adjustment expense reserves*	$141.2	$104.9
Unearned insurance premiums	$89.8	$58.6
Other liabilities	$18.3	$12.9
Shareholders’ equity	$114.0	$100.8
Book value data
Shares outstanding	15.4	14.9
Book value per share	$7.42	$6.76
Tangible book value per share	$6.72	$6.04

• Includes $71.6 million and $86.7 million as of December 31, 2006 and December 31, 2005 of direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on SUA’s balance sheet as a reinsurance recoverable.

Gross Written Premium Data
(in millions, except percentages)

	2006		2005
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Risk Transfer Holdings, Inc.	$81.4	53.1%	$50.1	55.3%
American Team Managers	31.7	20.7%	22.1	24.4%
AEON Insurance Group, Inc.	21.8	14.2%	11.0	12.1%
Appalachian Underwriters, Inc.	14.5	9.5%	0.4	0.5%
Specialty Risk Solutions, LLC	2.0	1.3%	7.0	7.7%
American Patriot Insurance Agency, Inc.	1.5	1.0%	—	—%
Other	0.3	0.2%	—	—%

Total	$153.2	100.0%	$90.6	100.0%

	2006		2005
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Florida	$58.5	38.2%	$38.6	42.6%
California	47.4	30.9%	35.7	39.4%
Other States	47.3	30.9%	16.3	18.0%

Total	$153.2	100.0%	$90.6	100.0%

	2006		2005
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Workers’ compensation	$89.3	58.3%	$62.3	68.8%
General liability	35.8	23.4%	10.7	11.8%
Commercial automobile	25.5	16.6%	9.4	10.4%
All other	2.6	1.7%	8.2	9.0%

Total	$153.2	100.0%	$90.6	100.0%

To learn more about Specialty Underwriters’ Alliance Inc., please visit www.suainsurance.com.